EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Procera Networks and Netintact AB Complete and Sign Definitive Agreement to Merge

LOS GATOS, Calif., June 29, 2006 - Procera® Networks, Inc. (OTCBB: PRNW), a pioneering developer of application-driven converged network platforms, announced the completion and signing of the definitive agreement for the company’s merger with Netintact AB, a privately held developer of mission-critical network traffic and service management solutions with headquarters in Sweden.

Netintact's core product suite PacketLogic™ is a proven technology with a substantial reference base of more than 150 high-end customers worldwide. Netintact has sold and deployed PacketLogic primarily to large telcos and highly specialized broadband service providers in Scandinavia and Europe, as well as Asia-Pacific and Latin America. The PacketLogic product suite is available immediately through Procera Networks’ sales team and the worldwide resellers of both companies.

The first product jointly developed by the two companies, Procera's OptimANA™ CP3603 converged traffic management platform, was introduced at the recent Interop Tokyo 2006 where it was named as a finalist for the Best of Interop award. This purpose-built system blocks and controls the invasive Asian applications SoftEther and Winny.

Doug Glader, the CEO of Procera Networks will continue to serve as CEO of the merged company. Sven Nowicki, formerly the CEO of Netintact, will serve as Executive Vice President and General Manager of Procera’s Netintact division. As a part of the merger, Nowicki will also join the Procera Networks’ Board of Directors.

“We are excited about the new combination of Procera Networks and Netintact,” said Doug Glader. “Netintact has extensive reference accounts and enjoyed strong revenue growth through 2005 and 2006. We expect that growth to continue and believe that the merger with Procera will further accelerate that growth. Our expanded product line will allow our service provider customers to take actions to optimize the utilization of bandwidth, apply fairness policies, increase security and postpone unnecessary network investments, while simultaneously increasing revenue by offering a broader range of service options to customers.”

“The new Procera Networks with its global organization is much better suited to exploit the tremendous strengths of the PacketLogic line of products,” said Sven Nowicki. “I believe that the merged company will give us the ability to penetrate the U.S. market and give us the capability to win and manage the largest accounts across North America and worldwide.”

The PacketLogic product suite is based on DRDL™, a Netintact-developed deep flow inspection (DFI) engine, which is the most accurate, port-independent network traffic identification system available today. DRDL data is used in PacketLogic to monitor network traffic in real time, perform bandwidth management, apply granular Layer 7 filters and analyze traffic patterns. PacketLogic also has the capability for xSPs to differentiate their broadband services based on, for example, bandwidth rate, access or denial of applications and/or volume of delivery.

The new Procera Networks will lead the migration from best-effort, packet-based internetworking to the next generation of IP networks that combine packet-based capacity with flow-based intelligence and traffic control.

About Procera Networks, Inc.
Founded in 2002, Procera Networks, Inc. is a global provider of networking infrastructure equipment. Procera's OptimIP™ family of intelligent network appliances enables businesses to dramatically reduce the total cost associated with networking, security and compliance. With Procera appliances, an enterprise can improve the efficiency of mission-critical applications (QoS), control how and what data is transported through the network and determine which employees or workgroups can access data or specific applications. Procera's new OptimANA™ Convergence Platform Series enables systems developers to easily integrate wire-speed, application-oriented intelligence to extend the market reach of their existing server-based software, security gateways and network appliances. For more information, visit http://www.proceranetworks.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in this press release, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the parties agreeing and entering into a final agreement for the proposed transaction, the ability of Procera to successfully combine the two companies’ operations and products, the ability of Procera to commercialize the applicable technology and introduce products and the acceptance of those products by the market, market conditions, the general acceptance of Procera's products and technologies, competitive factors, timing and other risks described in Procera's reports and filings with the SEC (Securities and Exchange Commission) from time to time. Procera assumes no obligation to update any forward-looking statement.

NOTE: Procera is registered trademark and OptimIP and OptimANA are trademarks of Procera Networks. PacketLogic and DRDL are trademarks of Netintact. All other names are or may be trademarks of their respective owners.

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Contact Information:
Jeff Gigoux
Procera Networks, Inc.
408.354.6736
Email: jeff.gigoux@proceranetworks.com
Or
Steven Beedle
ZNA Communications
831.425.1581
E-mail: procera@zna.com

Sven Nowicki
Procera Networks, Inc.
Cell: +46-709-576 000
Ph. +46-340-48 38 00
Email: sven@netintact.se

Jennie Sinclair, AxiCom
Cell: +46-70-777 73 08
Phone: +46-8-545 185 46
Email: jennie.sinclair@axicom.se